UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            Memberworks Incorporated
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                                              586002 10 7
                                 (CUSIP Number)

                               September 16, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[ x ]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  586002 10 7

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    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    Thomas W. Smith

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [   ]
                (b) [ x ]

--------------------------------------------------------------------------------
    3
           SEC USE ONLY

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    4      CITIZEN OR PLACE OF ORGANIZATION

                United States

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                             5     SOLE VOTING POWER

                                         3,500
         NUMBER OF
                             ---------------------------------------------------
          SHARES             6     SHARED VOTING POWER

       BENEFICIALLY                      943,800
                             ---------------------------------------------------

       OWNED BY EACH         7     SOLE DISPOSITIVE POWER

         REPORTING                       3,500
                             ---------------------------------------------------
          PERSON             8     SHARED DISPOSITIVE POWER

           WITH                          943,800
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             947,300
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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not Applicable
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

             IN

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CUSIP No.  586002 10 7

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    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    Thomas N. Tryforos

--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [   ]
                (b) [ x ]

--------------------------------------------------------------------------------
    3
           SEC USE ONLY

--------------------------------------------------------------------------------
    4
           CITIZEN OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER

                                       8,776
         NUMBER OF
                             ---------------------------------------------------
          SHARES             6     SHARED VOTING POWER

       BENEFICIALLY                    943,800

                             ---------------------------------------------------
       OWNED BY EACH         7     SOLE DISPOSITIVE POWER

         REPORTING                     8,776
                             ---------------------------------------------------
          PERSON             8     SHARED DISPOSITIVE POWER

           WITH                        943,800

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             952,576
--------------------------------------------------------------------------------

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not Applicable

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.0%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

             IN

--------------------------------------------------------------------------------

Preliminary  Note:  This  Statement  on Schedule  13G is the  initial  filing on
Schedule 13G by the filing persons pursuant to Rule 13d-1(c). The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.


ITEM 1.       (a)   Name of Issuer:

                    Memberworks Incorporated

              (b)   Address of Issuer's Principal Executive Offices:

                    680 Washington Blvd., Suite 1100
                    Stamford, CT  06901

ITEM 2.       (a)   Name of Person Filing:

                    (i)    Thomas W. Smith

                    (ii)   Thomas N. Tryforos

               (b)  Address of Principal Business Office:

                    The following is the address of the principal business office of each of the filing persons:

                    323 Railroad Avenue
                    Greenwich, CT  06830

               (c)  Citizenship:

                    Each of Messrs. Thomas W. Smith and Thomas N. Tryforos is a United States citizen.

              (d)   Title of Class of Securities:

                    Common Stock, par value $.01 per share.

              (e)   CUSIP Number:

                    586002 10 7


ITEM 3. If this  Statement  is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              Not applicable.

              If this Statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.       Ownership

              (a) Thomas W. Smith - 947,300 shares; Thomas N. Tryforos - 952,576 shares

              (b)   Thomas W. Smith - 6.0%; Thomas N. Tryforos -6.0%

              (c) Each of Thomas W. Smith and Thomas N. Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 943,800 shares. Thomas W. Smith has sole power to vote and dispose of 3,500 shares and Thomas N. Tryforos has sole power to vote and dispose of 8776 shares..

ITEM 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person

              Messrs. Smith and Tryforos beneficially own 943,800 shares in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts' shares.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

ITEM 8.       Identification and Classification of Members of the Group

              Not applicable.

ITEM 9.       Notice of Dissolution of Group

              Not applicable.

ITEM 10.      Certification

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    October 6, 1999

                                          /s/ Thomas W. Smith
                                          -----------------------
                                              Thomas W. Smith


                                          /s/ Thomas N. Tryforos
                                          -----------------------
                                              Thomas N. Tryforos

                             JOINT FILING AGREEMENT


         The undersigned agree that the foregoing Statement on Schedule 13G, dated October 6, 1999, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) Dated:
October 6, 1999

                                           /s/ Thomas W. Smith
                                           -----------------------
                                               Thomas W. Smith


                                           /s/ Thomas N. Tryforos
                                           -----------------------
                                               Thomas N. Tryforos